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                                                                    EXHIBIT 99.1


              J. ALEXANDER'S CORPORATION RIGHTS OFFERING COMPLETED

Nashville, Tenn., June 22, 1999 -- J. Alexander's Corporation (NYSE: JAX) today announced that the company's previously announced rights offering to existing holders of its common stock has closed. 240,615 shares of common stock were sold at $3.75 per share. The rights offering, together with the March 1999 sale of shares to Solidus LLC, raised net proceeds to the Company of approximately $4.8 million, which is being used to repay a portion of the debt outstanding under the Company's revolving credit facility.

         Lonnie J. Stout II, Chairman and Chief Executive Officer of J. Alexander's, said "the successful conclusion of the rights offering completes J. Alexander's financing plan. We are pleased with the results of our rights offering and the support of our shareholders."

         J. Alexander's is a contemporary American restaurant placing a special emphasis on food quality and professional service. J. Alexander's Corporation presently operates 20 restaurants in Alabama, Colorado, Florida, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The company is headquartered in Nashville, Tennessee.

CONTACT: Lonnie J. Stout II or Greg Lewis of J. Alexander's Corporation, 615-269-1900.